  Exhibit 99.1

CorMedix Inc. Announces Changes to Board of Directors

Bedminster, NJ – June 12, 2017 – CorMedix Inc. (NYSE MKT: CRMD), a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of infectious and inflammatory disease, today announced that it will make certain changes to the composition of its Board of Directors over the next several weeks. These changes result from a constructive dialogue among the board, management and interested shareholders who have expressed dissatisfaction with a number of areas, including the recent financing.  The changes are intended to help ensure the long-term success of the Company.

Effective immediately, Cora Tellez has resigned her position as Board Chair and as a member of the Board. Ms. Tellez joined the Board in April 2014, and was elected Chair in May 2014. In addition, the Company announced that Michael George has agreed to resign his position as a member of the Board, to be effective as of the date on which the Board appoints the two new members who will backfill Ms. Tellez’s resignation and the contemplated resignation of Mr. George, respectively. Mr. George has served as a Director for CorMedix since February 2014.

Khoso Baluch, CorMedix Chief Executive Officer and a member of the Board stated, “We thank Cora for her dedicated service and guidance as our Board Chair. She provided significant insight and supported the Company at a critical time in our history, as we entered late stage clinical development of Neutrolin in the United States. We respect and value Cora’s desire to focus on her family and on other personal and professional matters at this time. We also thank Mike for his continued service and support until we appoint additional Board members who will bring relevant expertise as we pursue FDA approval and U.S. commercialization of Neutrolin®.”

As previously indicated, the Company has identified and is pursuing outstanding candidates in its ongoing searches for two Board candidates with recognized applicable financial and clinical expertise with the goal of bringing this process to a successful conclusion as quickly as possible.

The Company will continue to engage in constructive dialogue with its shareholders and remains committed to achieving a timely and successful conclusion of the Phase III Neutrolin trial.

About CorMedix Inc.

CorMedix Inc. is a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of infectious and inflammatory disease. The Company is focused on developing its lead product Neutrolin®, a novel, non-antibiotic antimicrobial solution designed to prevent costly and dangerous bloodstream infections associated with the use of central venous catheters. Such infections cost the U.S. healthcare system approximately $6 billion annually and contribute significantly to increased morbidity and mortality. Neutrolin is currently in a Phase 3 clinical trial in patients undergoing chronic hemodialysis via a central venous catheter. The Company is planning to conduct its second Phase 3 clinical trial in patients with cancer receiving IV parenteral nutrition, chemotherapy and hydration via a chronic central venous catheter, subject to sufficient resources. If successful, the two pivotal studies may be submitted to the FDA for potential approval for both patient populations. Neutrolin has FDA Fast Track status and is designated as a Qualified Infectious Disease Product, which provides the potential for priority review of a marketing application by FDA and allows for 5 additional years of QIDP market exclusivity upon U.S. approval. It is already a CE Marked product in Europe and other territories. For more information, visit: www.cormedix.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including with respect to possible uses of taurolidine, that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or CorMedix’s prospects, future financial position, financing plans, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including: the ability to identify and attract qualified director candidates; preclinical results are not indicative of success in clinical trials and might not be replicated in any subsequent studies or trials; the risks and uncertainties associated with CorMedix’s ability to manage its limited cash resources and the impact on planned or future research, including for additional uses for taurolidine; the cost, timing and results of the ongoing and planned Phase 3 trials for Neutrolin® in the U.S. and the resources needed to commence and complete those trials; obtaining additional financing to support CorMedix’s research and development and clinical activities and operations; and the ability to retain and hire necessary personnel to staff our operations appropriately. These and other risks are described in greater detail in CorMedix’s filings with the SEC, copies of which are available free of charge at the SEC’s website at www.sec.gov or upon request from CorMedix. CorMedix may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. CorMedix assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

For Investors & Media:

Tiberend Strategic Advisors, Inc.

Joshua Drumm, Ph.D.: jdrumm@tiberend.com; (212) 375-2664
Janine McCargo: jmccargo@tiberend.com; (646) 604-5150

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